SUB-ITEM 77I

MFS Global Growth Fund, a series of MFS Series Trust VIII, established a new class of shares effective October 17, 2002. The Fund intends to launch the new class of shares on or about January 1, 2003, at which time a supplement to the fund's prospectus will be filed with the Securities and Exchange Commission.